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                                                                    EXHIBIT 10.1

                           SEVERANCE AGREEMENT BETWEEN
                    WOLVERINE TUBE, INC. AND THOMAS B. SABOL

         This Severance Agreement ("this Agreement") between Wolverine Tube, Inc. ("Wolverine") and Thomas B. Sabol ("Sabol") controls the terms of the severance of the relationship between the two parties and their respective rights and obligations to each other.

                                    Recitals

         WHEREAS, Sabol and Wolverine wish to sever the employee-employer relationship between the two parties on amicable terms and in a manner beneficial to and respectful to the desires of both parties; and

         WHEREAS, Sabol and Wolverine previously have entered into a 2004 Change in Control, Severance and Non-Competition Agreement with an Effective Date of December 1, 2004 (the "2004 Change in Control Agreement"); and

         WHEREAS, in order to avoid any dispute that could arise under the 2004 Change in Control Agreement the parties have agreed to replace and supersede certain provisions of the 2004 Change In Control Agreement relating to the termination of employment.

         NOW, THEREFORE, in consideration of the recitals and mutual covenants and agreements set forth below, the parties, each intending to be legally bound, agree as follows:

         1. Resignation of Employment. Sabol hereby voluntarily resigns his employment with Wolverine effective November 4, 2005 (the "Resignation Date"). Wolverine's personnel records will reflect that Sabol's employment ended as a result of Sabol's voluntary resignation. Sabol will be under no obligation or authority to perform any duties for or on behalf of Wolverine after the close of business on November 4, 2005.

         2. Compensation, Benefits, and Other Consideration. The parties agree that paragraph 1 entitled "Termination of Employment" of the 2004 Change in Control Agreement is hereby superseded and will have no further force or effect, and the parties will have no further rights and/or obligations thereunder. In exchange for the General Release provided to Wolverine by Sabol pursuant to Paragraph 5 of this Agreement, Wolverine hereby agrees to provide Sabol with consideration consisting of the following:

                  a. a lump sum cash payment equal to Ninety-seven Thousand Seven Hundred Seventy-seven and 05/100 Dollars ($97,777.05), which represents the sum of the following amounts:

                           i. an amount equal to four (4) months of Sabol's base salary as in effect immediately prior to the Resignation Date;

                           ii. an amount equal to the cost necessary for Sabol to continue his medical insurance coverage under the Wolverine group health plan pursuant to



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         COBRA for a period of four (4) months following the Resignation Date regardless of whether Sabol actually elects to continue such coverage;

                           iii. an amount equal to the estimated cost for Sabol to purchase disability insurance similar to the disability insurance coverage received by Sabol pursuant to Wolverine's long-term disability insurance plan for a period of four (4) months following the Resignation Date of this Agreement regardless of whether Sabol actually purchases such coverage;

                           iv. an amount equal to the estimated cost for Sabol to purchase life insurance coverage similar to the life insurance coverage receive by Sabol under Wolverine's group term life insurance plan for a period of four (4) months following the Resignation Date regardless of whether Sabol actually purchases such coverage; plus

                           v. an amount equal to $675 multiplied by eleven (11) which represents Sabol's car allowance as set forth in Sabol's offer letter dated November 23, 2004.

                  b. an amount equal to the maximum percentage of monthly base salary under the Wolverine bonus plan for 2005, in no event less than forty-five percent (45%) of his monthly base salary multiplied by four
         (4), which shall be paid to Sabol at the same time bonus payments are made to other executives under Wolverine's bonus plan, but no later than March 15, 2006; and

                  c. reimbursement for documented business-related expenses, travel expenses already incurred by Sabol to and from Company headquarters and temporary living expenses, including reimbursement for any plane tickets to or from Company headquarters that were purchased prior to the Resignation Date, and reimbursement for Sabol's return trip and associated costs via rental car to Wisconsin, payable all in accordance with and pursuant to the Company's normal expense reimbursement and relocation policies.

         In addition to the foregoing, Wolverine shall also provide Sabol with outplacement services provided by an outplacement consultant mutually agreeable to Sabol and Wolverine for a period of six (6) months following the Resignation Date.

         Payments to Sabol of all compensation contemplated under this Agreement are conditioned upon Sabol not revoking this Agreement pursuant to Paragraph 6 hereinbelow and shall be subject to all applicable legal requirements with respect to the withholding of taxes and similar deductions. Sabol acknowledges and agrees that the foregoing benefits are above and beyond what he otherwise would be entitled to receive as a former employee of Wolverine. Nothing in this Agreement affects any vested benefits Sabol has in any benefit plan or his rights to continue medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

         3. Secrecy, Non-Solicitation and Non-Competition. Sabol agrees to adhere to the secrecy, non-solicitation and non-competition restrictions and equitable relief


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provisions contained in paragraph 2 of the 2004 Change in Control Agreement following Sabol's resignation and the parties also agree and understand that since Sabol's resignation is voluntary, Sabol does not have "Good Reason" (as such term is defined in the 2004 Change In Control Agreement) to terminate his employment with Wolverine.

         4. Termination of 2004 Change In Control Agreement. The parties hereto agree that except for Sabol's obligation to adhere to the secrecy, non-solicitation and non-competition and equitable relief provisions under Paragraph 3 above, the 2004 Change in Control Agreement is terminated and of no further force and effect and the parties agree that Sabol is not due any payments or benefits under such agreement.

         5. General Release. For and in consideration of the foregoing obligations, the sufficiency of which is hereby acknowledged, Sabol does hereby irrevocably and unconditionally RELEASE, ACQUIT, and FOREVER DISCHARGE Wolverine and any of its affiliate companies, employees, officers, and directors of and from any and all claims, actions, causes of action, demands, rights, damages, costs, assessments, penalties, fees, and all other expenses whatsoever (collectively referred to as "Claims"), arising prior to or on the date hereof, except as expressly set forth below, which Sabol now holds, owns, or holds, or claims to have, own, or hold, or which Sabol at any time heretofore had, owned, or held, or claimed to have, own, or held, or which Sabol at any time hereafter (based on any occurrence, action, or omission (whether or not a continuing violation) on or before the date of this Agreement may have, own, or hold, or claim to have, own, or hold, whether arising under federal law (including but not limited to the federal Age Discrimination in Employment Act), state law (including but not limited to the Alabama Age Discrimination in Employment Act), and/or any other basis whatsoever. Sabol further waives and releases any Claims Sabol may have arising out of or relating to the 2004 Change In Control Agreement. For the same consideration, Sabol accepts the terms of this Agreement as accord and satisfaction of all such Claims.

The only exceptions to this Agreement with its waiver and release are:

                  (a)      Sabol's right to enforce this Agreement; and

                  (b) Any Claims or rights arising out of events occurring after the date of the execution of this Agreement.

         6. Time To Consider and Revoke. Sabol represents and acknowledges that he was supplied with a copy of this Agreement, that he has carefully read it, that he fully understands its terms, that he has been advised hereby, in writing, to consult with an attorney prior to the execution of this Agreement. Sabol also acknowledges and agrees that he was given and hereby is given a period of at least twenty-one (21) days within which to consider this Agreement and to consult with an attorney and other advisors of his choice regarding the same. Sabol understands that this Agreement releases and waives known and unknown claims and rights and has other important legal consequences.

         It is understood and agreed that for a period of seven (7) days following the execution of this Agreement, Sabol may revoke the same by written notice delivered by


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postage prepaid U.S. Mail, overnight delivery service (UPS or Federal Express), or by hand delivery, to:

                  Jim Neill
                  Director of Human Resources
                  P.O. Box 2202
                  Decatur, AL 35602

         Sabol further understands and agrees that during the seven (7) day revocation period referenced above, this Agreement shall not become effective or enforceable. Sabol further understands that in the event this Agreement is revoked by Sabol or someone acting on his behalf within the seven day period discussed above, then Wolverine shall be relieved of all obligations contained within this Agreement. The day following the expiration of such seven (7) day revocation period shall be the Effective Date of this Agreement.

         7. No Waiver. Wolverine and Sabol agree that any failure of one party to demand rigid adherence to one or more of the provisions of this Agreement, on one or more occasions, shall not be construed as a waiver, estoppel, or release, nor shall any such failure ever deprive either party of the right to insist upon strict compliance.

         8. Severability. If, for any reason, any paragraph, section, portion or provision of this Agreement shall be held by a court or other tribunal to be invalid or unenforceable, it is agreed by both parties that such a holding shall not affect the enforceability of any other paragraph, section, portion or provision of this Agreement. The parties further agree that a court may modify any provision of this Agreement rather than hold the provision invalid or unenforceable to effectuate the provision's intent to the fullest extent possible.

         9. Modification. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by each of the parties.

         10. Governing Law. The parties acknowledge and agree that the principal place of business of Wolverine is located in Alabama, and that this Agreement shall be considered to have been made in Alabama and the laws of the State of Alabama shall govern this Agreement.

         11. Entire Agreement. This instrument constitutes the entire agreement between the parties with respect to the subject matter hereof. All prior agreements, representations, and promises between the parties with respect to the subject matter hereof are superseded by this Agreement.

         12. Attorneys' Fees. If any action is brought to enforce this Agreement or to collect damages as a result of a breach of any of its provisions, the prevailing party shall also be entitled to collect its reasonable attorneys' fees and costs incurred in such action, which costs can include the reasonable cost of investigation, expert witnesses and the costs in enforcing or collecting any judgment rendered, all as determined and awarded.


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         IN WITNESS WHEREOF, SABOL AND WOLVERINE HAVE CAUSED THIS AGREEMENT TO
BE EXECUTED ON THIS THE 9TH DAY OF NOVEMBER, 2005, BOTH INTENDING TO BE FULLY AND LEGALLY BOUND.

                                             WOLVERINE TUBE, INC.


                                             BY: /S/ DENNIS HOROWITZ
                                                 ----------------------------
                                             NAME: DENNIS HOROWITZ
                                             ITS: CHAIRMAN, PRESIDENT & CEO


WITNESS: /S/ JOHANN R. MANNING               /S/ THOMAS B. SABOL
         -----------------------             --------------------------------
                                             THOMAS B. SABOL







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